As filed with the Securities and Exchange Commission on November 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIANBIO

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1594670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

103 Carnegie Center Drive, Suite 215 Princeton, NJ	08540
(Address of Principal Executive Offices)	(Zip Code)

LianBio 2019 Equity Incentive Plan

LianBio 2021 Equity Incentive Plan

(Full titles of the plans)

Yizhe Wang, Ph.D.

Chief Executive Officer

LianBio

103 Carnegie Center Drive, Suite 215

Princeton, NJ 08540

(Name and address of agent for service)

(609) 486-2308

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Thomas J. Danielski

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

617-951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
LianBio 2019 Equity Incentive Plan – ordinary shares, $0.000017100448 par value per share(2)	9,746,976 shares(3)	$5.73(4)	$55,850,172.48	$5,177.31
LianBio 2021 Equity Incentive Plan – ordinary shares, $0.000017100448 par value per share(2)	15,104,206 shares(5)	$13.60(6)	$205,417,201.60	$19,042.17
TOTAL	24,851,182 shares		$261,267,374.08	$24,219.48

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional ordinary shares as may issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)

These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents one ordinary share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-260162).

(3)

Represents ordinary shares issuable upon exercise of options previously granted under the LianBio 2019 Equity Incentive Plan (the “2019 Plan”) as of the date of this Registration Statement along with ordinary shares that may again become available for delivery with respect to awards under the 2019 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2019 Plan and the terms of the 2021 Plan (see footnote (4) below).

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933. For the ordinary shares reserved for issuance upon the exercise of outstanding awards granted under the 2019 Plan, the Proposed Maximum Offering Price Per Share is $5.73, which is the weighted average exercise price (rounded to the nearest cent) of the outstanding awards under the 2019 Plan.

(5)

Represents 14,174,972 ordinary shares reserved for issuance upon exercise of options or in respect of other awards under the LianBio 2021 Equity Incentive Plan (the “2021 Plan”), along with ordinary shares that may again become available for delivery with respect to awards under the 2021 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2019 Incentive Plan (including pursuant to awards that are terminated or forfeited under the 2019 Plan, up to an additional 929,234 shares). The 2021 Plan includes an “evergreen” provision, which provides that on each January 1st from January 1, 2022 through January 1, 2031, the number of ordinary shares available for issuance under the 2021 Plan will automatically increase annually in an amount equal to the lesser of 4% of outstanding shares of the registrant’s ordinary shares as of the close of business on the immediately preceding December 31st, or the number of shares determined by the registrant’s board of directors.

(6)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average of the high and low prices of the registrant’s ADS as reported on the Nasdaq Global Market on November 2, 2021 to be $13.94 and $13.25, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the LianBio 2019 Equity Incentive Plan and the LianBio 2021 Equity Incentive Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by LianBio (the “Registrant”) with the SEC:

(a)	the Registrant’s Current Report on Form 8-K filed with the SEC on November 3, 2021;

(b)

the Registrant’s prospectus filed with the SEC on November  2, 2021 pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-1 (File No. 333-259978), that contains audited financial statements of the Registrant for the latest fiscal period for which such statements have been filed; and

(c)

the description of the Registrant’s ordinary shares, $0.000017100448 par value per share, which is contained in the Registrant’s registration statement on Form 8-A filed by the Registrant with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 20, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s post-offering amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from the willful neglect or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. The Registrants has entered into indemnification agreements with it’s directors and executive officers that provide such persons with additional indemnification beyond that provided in the Registrant’s post-offering amended and restated memorandum and articles of association, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future. In addition, the Registrant has entered into an indemnification agreement with Perceptive Advisors (“Perceptive”), certain of Perceptive’s affiliates, and Konstantin Poukalov, in his role as Executive Chairman of the board of directors and as a Managing Director at Perceptive. The indemnification agreement provides that, among other things, Mr. Poukalov, Perceptive and its affiliates party to the agreement will be entitled to indemnification by the Registrant for claims related to actions taken on behalf of the Registrant in their capacities as agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant maintains insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit

4.1	Fifth Amended and Restated Memorandum and Articles of Association of LianBio (previously filed as Exhibit 3.1 to the current report on Form 8-K filed on November 3, 2021 (File No. 001-40947) and incorporated herein by reference)

4.2	Form of Deposit Agreement (previously filed as Exhibit 4.1 to the registration statement on Form S-1 (File No. 333-259978) and incorporated herein by reference)

4.3	Form of American Depositary Receipt (previously filed as Exhibit 4.2 to the registration statement on Form S-1 (File No. 333-259978) and incorporated herein by reference)

4.4	Specimen certificate evidencing ordinary shares (previously filed as Exhibit 4.2 to the registration statement on Form S-1 (File No. 333-259978) and incorporated herein by reference)

5.1	Opinion of Travers Thorp Alberga

23.1	Consent of KPMG LLP

23.2	Consent of Travers Thorp Alberga (included in the opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this registration statement)

99.1	LianBio 2019 Equity Incentive Plan (previously filed as Exhibit 10.34 to the registration statement on Form S-1 (File No. 333-259978) and incorporated herein by reference)

99.2	LianBio 2021 Equity Incentive Plan (previously filed as Exhibit 10.35 to the registration statement on Form S-1 (File No. 333-259978) and incorporated herein by reference)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey, on November 3, 2021.

LIANBIO

By:	/s/ Yizhe Wang
Yizhe Wang, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yizhe Wang and Yi Larson, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by LianBio, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date
/s/ Yizhe Wang	Chief Executive Officer and Director (Principal Executive Officer)	November 3, 2021
Yizhe Wang, Ph.D.

/s/ Yi Larson	Chief Financial Officer (Principal Financial and Accounting Officer)	November 3, 2021
Yi Larson

/s/ Konstantin Poukalov	Director	November 3, 2021
Konstantin Poukalov

/s/ Adam Stone	Director	November 3, 2021
Adam Stone

/s/ Neil Kumar	Director	November 3, 2021
Neil Kumar

/s/ Tassos Gianakakos	Director	November 3, 2021
Tassos Gianakakos

/s/ Susan Silbermann	Director	November 3, 2021
Susan Silbermann

/s/ Jesse Wu	Director	November 3, 2021
Jesse Wu

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of LianBio, in Princeton, New Jersey, on November 3, 2021.

By	/s/ Yizhe Wang
Name:	Yizhe Wang, Ph.D.
Title:	Authorized Representative of LianBio